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                                                                 EXHIBIT 3(iii)

                              AMENDMENT TO BY-LAWS
                                       OF
                           NATIONAL DATA CORPORATION



         Pursuant to Article VIII of the Bylaws of National Data Corporation, a Delaware corporation (the "Company"), the Board of Directors of the Company hereby amends the Company's Bylaws as follows:

         1. Present Article II, Section 2 of the Bylaws of the Company shall be deleted in its entirety and shall be replaced by the following:

                 "Section 2. Annual meetings of stockholders shall be held on the fourth Thursday of October if not a legal holiday, and if a legal holiday, then on the next secular day following, or on such other date as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting, at which stockholders shall elect a Board of Directors and transact such other business as may be properly brought before the meeting. Elections of Directors need not be by written ballot."

         2. Except as amended as provided above, the Bylaws as in effect on this date shall continue in full force and effect.

         The above Amendment to the Bylaws of National Data Corporation was duly adopted by the Board of Directors on November 17, 1994.


                                                   NATIONAL DATA CORPORATION


                                                   By: /s/ E. M. Ingram
                                                      ----------------------
                                                         Secretary